Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
August 21, 2014

SEARS HOLDINGS REPORTS SECOND QUARTER 2014 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its second quarter ended August 2, 2014. Net loss attributable to Holdings' shareholders was $573 million ($5.39 loss per diluted share) for the second quarter of 2014, compared to $194 million ($1.83 loss per diluted share) for the prior year second quarter. Adjusted EBITDA was $(313) million for the second quarter of 2014, compared to $(78) million in the prior year second quarter. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
"We have continued to show progress in our transformation, as demonstrated by our year-over-year increase in online and multi-channel sales, and with our member sales now representing 73% of eligible sales," said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. "However, our second quarter earnings are unacceptable and we are taking steps to address our performance on several levels. This includes reducing costs as we evolve our business model, investing in our Shop Your Way and Integrated Retail customer initiatives, rationalizing our physical footprint and improving pricing and promotions. As we move through the transformation, our new programs are becoming more prominent both in how we run the company and in how we serve our members, and we are pleased with how our members are responding."
Mr. Lampert continued, "As we progress with our transformation by investing in new programs and platforms, we continue to bear the costs of two promotional models, which adversely impacts margins. There is more work to be done to get results where we expect them to be. Like any transformation, we must first overcome the burden of the initial costs before we can enjoy the benefits. We have a large and valuable portfolio of assets that provide us with the flexibility we need to fund our transformation as we proactively work to return Sears Holdings to profitable growth and deliver shareholder value."
Second Quarter Updates:

•
Sears Full-line stores experienced comparable store sales growth of 0.1% for the quarter as compared to a decline of 0.8% in the second quarter of last year, despite the continuing impact of consumer electronics industry trends. Excluding the impact of consumer electronics, comparable store sales growth would have been 1.6%;

•
Kmart comparable stores sales were down 1.7% for the quarter as compared to a 2.1% decline last year, also despite the continuing impact of consumer electronics industry trends, as well as the impact of our grocery & household goods business. Excluding the impact of both, comparable store sales would have declined 1.0%;

•	Sales to Shop Your Way members in Sears Full-line and Kmart stores increased to 73% of eligible sales, up from 71% during the second quarter last year;

•	Online and multi-channel sales grew 18% over the prior year second quarter and 22% over the prior year first half;

•	We continue to evaluate our Sears Auto Center business, as well as our 51% interest in Sears Canada, including a potential sale of our interest or Sears Canada as a whole;

•
Continued with our inventory productivity efforts, with consolidated net inventory down approximately $620 million and domestic net inventory down approximately $510 million year-over-year, when excluding the impact of Lands' End inventory;

•	Reduced adjusted net consolidated debt year-over-year by $301 million, when including our unfunded pension obligation; net adjusted domestic debt on the same basis declined by $220 million;

•	Reduced net domestic short-term debt by $565 million, or 41%, from the prior year second quarter to $808 million;

•	Increased cash on hand on a consolidated basis to $839 million and domestically cash increased by $213 million to $596 million from the prior year second quarter; and

•
Total amount available to borrow under our revolving credit facilities was $486 million on a consolidated basis and domestic availability was $240 million, with net consolidated inventory of $3.9 billion and net domestic inventory of $3.5 billion, providing availability and financial resources of $5.2 billion on a consolidated basis and $4.4 billion on a domestic basis.

Financial Summary
Second Quarter Revenues and Comparable Store Sales

Summary of Second Quarter Year-Over-Year Revenue Change
millions	$	%
Closed Stores	$(256)	29.8%
Lands' End	(330)	38.5%
Comp Sales	(47)	5.5%
Other	(85)	9.9%
Sears Canada	(140)	16.3%
Total	$(858)	100.0%
As set forth in the above table, revenues decreased $858 million to $8.0 billion for the quarter ended August 2, 2014, as compared to revenues of $8.9 billion for the quarter ended August 3, 2013. The revenue decrease included the separation of the Lands' End business, which was completed in the first quarter of 2014 and accounted for $330 million of the decline. The revenue decrease also included the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for $256 million of the decline, as well as a decrease of $140 million at Sears Canada. Revenues for the quarter also declined as a result of lower domestic comparable store sales, which accounted for $47 million of the decline. Finally, we also experienced a revenue decline in our Home Services business during the quarter, as well as a decline in delivery revenues which combined, accounted for the majority of the other revenue decline.
Sears Canada's revenue decline of $140 million was driven by a 6.8% decline in comparable store sales, which accounted for $47 million of the decline, as well as the effect of having fewer stores in operation, which accounted for $35 million of the decline. Sears Canada also experienced declines in the Home Services business which accounted for $13 million of the decline. Revenues also included a decrease of $35 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 0.8%, comprised of a decrease of 1.7% at Kmart and an increase of 0.1% at Sears Domestic. The decline at Kmart primarily was driven by declines in the grocery & household, appliances and consumer electronics categories. The increase at Sears Domestic primarily reflects increases in the home appliances and mattress categories, which were partially offset by decreases in the consumer electronics and lawn & garden categories, as well as a decline in Sears Auto Centers. Excluding the impact of consumer electronics on both formats and grocery & household on the Kmart format, domestic comparable store sales would have increased 0.4%.

Operating Performance

Summary of Second Quarter Year-Over-Year Margin Change
millions	$	%
Closed Stores	$(54)	12.1%
Lands' End	(126)	28.4%
Comp Sales	(1)	0.2%
Rate	(166)	37.4%
SYW Points	(43)	9.7%
Sears Canada	(54)	12.2%
Total	$(444)	100.0%
Gross margin decreased $444 million to $1.7 billion in the second quarter of 2014 due to the above noted decline in sales, as well as a decline in gross margin rate. Gross margin included $126 million from the Lands' End business in the prior year second quarter.
The gross margin rate during the quarter for both Kmart and Sears Domestic continued to be impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points. As compared to the prior year, Kmart's gross margin rate for the second quarter declined 250 basis points, with decreases experienced in a majority of categories, particularly apparel, home and grocery & household. Sears Domestic's gross margin rate declined 330 basis points for the quarter with decreases experienced in a majority of categories, most notably apparel, home appliances (partially due to free delivery), tools and footwear. Sears Canada's gross margin rate declined 230 basis points for the second quarter primarily due to reduced margin in home, home appliances, footwear and apparel.
Consolidated selling and administrative expenses decreased $173 million in the second quarter of 2014 compared to the prior year quarter and included significant items such as expenses related to our domestic pension plan, store closings and severance of $52 million and $43 million for 2014 and 2013, respectively. In addition, the second quarter of 2013 included expenses of $103 million from the Lands' End business. Excluding these items, selling and administrative expenses declined $79 million primarily due to a decrease in payroll expense.
The Company reported an operating loss of $514 million and $51 million for the second quarter of 2014 and 2013, respectively. Operating loss for the second quarter of 2014 and 2013 included significant items which aggregated to operating expense of $74 million and operating income of $202 million, respectively. See the attached schedule, "Adjusted Earnings per Share," for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
The effective tax rate for the second quarter of 2014 was 5.8% compared to 30.9% in the prior year second quarter. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income. The tax rates in 2014 and 2013 reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions in which it is not more likely than not that such benefits would be realized. The second quarter of 2014 was negatively impacted by increased foreign taxes in Puerto Rico resulting from a new tax law change which became effective during the second quarter of 2014, as well as a tax settlement, but were partially offset by current period losses attributable to Sears Canada.
Financial Position and Retail Strategy Update
Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, "During the first half, we generated approximately $665 million in additional liquidity, including the $500 million dividend received from the separation of Lands' End. BofA Merrill Lynch continues to assist us in exploring strategic alternatives for our 51% interest in Sears Canada, including a potential sale of our interest or Sears Canada as a whole. Our interest in Sears Canada has a current market value of approximately $765 million as of August 19, 2014. We also continue to reduce unprofitable stores as leases expire and in some cases will accelerate closings when it is economically prudent. We have already announced the closure of approximately 130 underperforming stores in fiscal 2014 and may close additional stores during the remainder of the year. As previously indicated, when including the $500 million received in connection with the Lands’ End spin-off, we expect to raise in excess of $1.0 billion in proceeds to Sears Holdings in fiscal 2014, creating value and helping to fund our transformation."
Mr. Schriesheim added, "As we have previously disclosed, we are continuing to evaluate strategic alternatives for our Sears Auto Center business. We have had discussions with third parties regarding a variety of opportunities, including partnerships. In addition, over the next six to 12 months, we intend to work with our lenders and others to evaluate our capital structure with a goal of achieving more long-term flexibility, and may take other actions as appropriate."
Merchandise inventories at August 2, 2014 were $6.4 billion, as compared to $7.7 billion at August 3, 2013. Domestic inventory decreased by approximately $1.1 billion to $5.8 billion at August 2, 2014. Excluding inventory from the Lands' End business of approximately $415 million, domestic inventory decreased approximately $710 million driven by both improved productivity and store closures. Sears Domestic inventory decreased in virtually all categories, with the most notable decreases in the apparel, consumer electronics, automotive and jewelry categories. Kmart inventory also decreased in virtually all categories with the most notable decreases in the apparel, consumer electronics, home and drugstore categories.
We had cash balances of $839 million at August 2, 2014 ($596 million domestic and $243 million at Sears Canada), $681 million at August 3, 2013 ($383 million domestic and $298 million at Sears Canada) and $1.0 billion ($577 million domestic and $461 million at Sears Canada) at February 1, 2014.
We had short-term borrowings of $1.4 billion ($1.4 billion domestic credit facility and $7 million commercial paper) at the end of the second quarter of 2014, $1.8 billion ($1.5 billion domestic credit facility and $247 million commercial paper) at the end of the second quarter of 2013 and $1.3 billion ($1.3 billion domestic credit facility and $9 million commercial paper) at February 1, 2014.
At the end of the quarter, the amount available to borrow under our domestic committed $3.275 billion credit facility was $240 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility. The total consolidated amount available to borrow was $486 million ($240 million domestic plus, prior to taking into consideration possible reserves, $246 million at Sears Canada) at August 2, 2014. The Company can issue up to $500 million of commercial paper. We had $7 million, $247 million and $9 million of commercial paper outstanding as of August 2, 2014, August 3, 2013 and February 1, 2014, respectively. In addition, we are permitted to incur up to $760 million in second lien debt, subject to borrowing base requirements. As of August 2, 2014, we had domestic cash, availability under our domestic credit facility and incremental capacity under our commercial paper program of $1.3 billion compared to $1.4 billion as of August 3, 2013.
Total long-term debt (long-term debt and capital lease obligations) was $2.9 billion at both August 2, 2014 and February 1, 2014 and $2.0 billion at August 3, 2013.

Adjusted EBITDA

	13 Weeks Ended		26 Weeks Ended
millions	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net loss attributable to SHC per statement of operations	$(573)	$(194)	$(975)	$(473)
Income (loss) attributable to noncontrolling interests	(8)	67	(48)	54
Income tax expense	32	30	29	21
Interest expense	72	59	143	120
Interest and investment income	(32)	(14)	(36)	(21)
Other (income) loss	(5)	1	(2)	1
Operating loss	(514)	(51)	(889)	(298)
Depreciation and amortization	152	187	307	378
Gain on sales of assets	(34)	(241)	(80)	(255)
Before excluded items	(396)	(105)	(662)	(175)

Closed store reserve and severance	40	10	68	23
Domestic pension expense	23	40	45	81
Impairment charges	20	—	25	8
Adjusted EBITDA	(313)	(55)	(524)	(63)

Lands' End separation	—	(23)	(10)	(41)
Adjusted EBITDA as defined(1)	$(313)	$(78)	$(534)	$(104)
% to revenues(2)	(3.9)%	(0.9)%	(3.4)%	(0.6)%

(1) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(2) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.

Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues(2)
millions	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Kmart	$(120)	$(30)	(4.1)%	(0.9)%
Sears Domestic	(178)	(43)	(4.1)%	(1.0)%
Sears Canada	(15)	(5)	(1.9)%	(0.5)%
Total Adjusted EBITDA as defined(1)	$(313)	$(78)	(3.9)%	(0.9)%

	26 Weeks Ended
	Adjusted EBITDA		% To Revenues(2)
millions	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Kmart	$(207)	$(30)	(3.6)%	(0.5)%
Sears Domestic	(269)	(58)	(3.2)%	(0.7)%
Sears Canada	(58)	(16)	(3.9)%	(0.9)%
Total Adjusted EBITDA as defined(1)	$(534)	$(104)	(3.4)%	(0.6)%
(1) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(2) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.
In addition to our net loss determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement as well as Adjusted Earnings Per Share ("Adjusted EPS"). Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding (income) loss attributable to noncontrolling interests, income tax expense, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of ongoing operating performance, and useful to the investors, because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of the Lands' End business that were included in our results of operations prior to the separation. Adjustments to EBITDA include impairment charges related to fixed assets and intangible assets, closed store and severance charges, domestic pension expense and the Lands' End separation. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations and reflect past investment decisions.

We also believe that our use of Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that this measure provides an adjustment for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
In addition to the significant items included in the Adjusted EBITDA calculation, Adjusted EPS includes other significant items which, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, and affects comparability of results.
Share and Debt Repurchase
During the 13-week periods ended August 2, 2014 and August 3, 2013, we did not repurchase any shares of our common stock under our common share repurchase program or any debt under our debt repurchase program. At August 2, 2014, we had approximately $504 million of remaining authorization under our common share repurchase program. The share repurchase program has no stated expiration date and share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. The unused balance of our debt repurchase authorization is $275 million.
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements about our transformation through our integrated retail strategy, our plans to reconfigure our assets, and possible strategic transactions. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks, assumptions, and uncertainties. In addition, the statements concerning our evaluation of strategic alternatives for our interest in Sears Canada and our Sears Auto Centers business also are subject to risks and uncertainties, including our ability to enter into or complete either or both of such transactions on acceptable terms, on intended timetables or at all, the form or terms and conditions of any such transaction, and the impact of the evaluation and/or completion of any such transaction on our other businesses. There can be no assurance that any of these efforts will be successful. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy to transform our business; our ability to successfully manage our inventory levels; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; our ability to successfully implement initiatives to redeploy and reconfigure our assets; our ability to retain actively engaged members while optimizing our store network; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; possible limits on our access to our domestic credit facility, which is subject to a borrowing base limitation and a springing fixed charge coverage ratio covenant, capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; our ability to successfully achieve our plans to generate liquidity through potential transactions or otherwise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results, maintain customer, member, associate and Company data, and otherwise manage our business, which may be subject to disruptions or security breaches; potential liabilities in connection with the separation of Lands’ End, Inc.; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge to such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability and qui tam claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding, which is dependent upon many factors, including returns on invested assets, the discount rate used to determine pension obligations, and/or changes in regulations or other regulatory action; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Waytm, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with more than 2,000 full-line and specialty retail stores in the United States and Canada. For more information, visit www.searsholdings.com.

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions, except per share data	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
REVENUES
Merchandise sales and services	$8,013	$8,871	$15,892	$17,323
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,271	6,685	12,322	12,981
Gross margin dollars	1,742	2,186	3,570	4,342
Gross margin rate	21.7%	24.6%	22.5%	25.1%
Selling and administrative	2,118	2,291	4,207	4,509
Selling and administrative expense as a percentage of total revenues	26.4%	25.8%	26.5%	26.0%
Depreciation and amortization	152	187	307	378
Impairment charges	20	—	25	8
Gain on sales of assets	(34)	(241)	(80)	(255)
Total costs and expenses	8,527	8,922	16,781	17,621
Operating loss	(514)	(51)	(889)	(298)
Interest expense	(72)	(59)	(143)	(120)
Interest and investment income	32	14	36	21
Other income (loss)	5	(1)	2	(1)
Loss before income taxes	(549)	(97)	(994)	(398)
Income tax expense	(32)	(30)	(29)	(21)
Net loss	(581)	(127)	(1,023)	(419)
(Income) loss attributable to noncontrolling interests	8	(67)	48	(54)
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(573)	$(194)	$(975)	$(473)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(5.39)	$(1.83)	$(9.17)	$(4.46)
Diluted weighted average common shares outstanding	106.3	106.1	106.3	106.1

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	August 2, 2014	August 3, 2013	February 1, 2014
ASSETS
Current assets
Cash and cash equivalents	$829	$671	$1,028
Restricted cash	10	10	10
Accounts receivable	516	641	553
Merchandise inventories	6,383	7,708	7,034
Prepaid expenses and other current assets	419	470	334
Total current assets	8,157	9,500	8,959
Property and equipment, net	5,091	5,786	5,394
Goodwill	269	379	379
Trade names and other intangible assets	2,302	2,864	2,850
Other assets	619	749	679
TOTAL ASSETS	$16,438	$19,278	$18,261

LIABILITIES
Current liabilities
Short-term borrowings	$1,404	$1,756	$1,332
Current portion of long-term debt and capitalized lease obligations	85	75	83
Merchandise payables	2,506	2,903	2,496
Other current liabilities	2,374	2,435	2,527
Unearned revenues	889	925	900
Other taxes	436	484	460
Short-term deferred tax liabilities	484	382	387
Total current liabilities	8,178	8,960	8,185
Long-term debt and capitalized lease obligations	2,815	1,911	2,834
Pension and postretirement benefits	1,721	2,539	1,942
Other long-term liabilities	2,007	2,081	2,008
Long-term deferred tax liabilities	798	963	1,109
Total Liabilities	15,519	16,454	16,078
EQUITY
Total Equity	919	2,824	2,183
TOTAL LIABILITIES AND EQUITY	$16,438	$19,278	$18,261

Total common shares outstanding	106.5	106.5	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 2, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$2,923	$4,310	$780	$8,013

Cost of sales, buying and occupancy	2,341	3,334	596	6,271
Gross margin dollars	582	976	184	1,742
Gross margin rate	19.9%	22.6%	23.6%	21.7%

Selling and administrative	729	1,184	205	2,118
Selling and administrative expense as a percentage of total revenues	24.9%	27.5%	26.3%	26.4%
Depreciation and amortization	24	110	18	152
Impairment charges	2	3	15	20
Gain on sales of assets	(31)	(3)	—	(34)
Total costs and expenses	3,065	4,628	834	8,527
Operating loss	$(142)	$(318)	$(54)	$(514)

Number of:
Kmart Stores	1,077	—	—	1,077
Full-Line Stores	—	757	113	870
Specialty Stores	—	36	319	355
Total Stores	1,077	793	432	2,302

	13 Weeks Ended August 3, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,168	$4,783	$920	$8,871

Cost of sales, buying and occupancy	2,459	3,544	682	6,685
Gross margin dollars	709	1,239	238	2,186
Gross margin rate	22.4%	25.9%	25.9%	24.6%

Selling and administrative	747	1,301	243	2,291
Selling and administrative expense as a percentage of total revenues	23.6%	27.2%	26.4%	25.8%
Depreciation and amortization	33	129	25	187
Gain on sales of assets	(15)	(45)	(181)	(241)
Total costs and expenses	3,224	4,929	769	8,922
Operating income (loss)	$(56)	$(146)	$151	$(51)

Number of:
Kmart Stores	1,195	—	—	1,195
Full-Line Stores	—	791	118	909
Specialty Stores	—	50	343	393
Total Stores	1,195	841	461	2,497

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 2, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$5,820	$8,595	$1,477	$15,892

Cost of sales, buying and occupancy	4,643	6,550	1,129	12,322
Gross margin dollars	1,177	2,045	348	3,570
Gross margin rate	20.2%	23.8%	23.6%	22.5%

Selling and administrative	1,420	2,356	431	4,207
Selling and administrative expense as a percentage of total revenues	24.4%	27.4%	29.2%	26.5%
Depreciation and amortization	47	224	36	307
Impairment charges	2	8	15	25
(Gain) loss on sales of assets	(52)	(29)	1	(80)
Total costs and expenses	6,060	9,109	1,612	16,781
Operating loss	$(240)	$(514)	$(135)	$(889)

Number of:
Kmart Stores	1,077	—	—	1,077
Full-Line Stores	—	757	113	870
Specialty Stores	—	36	319	355
Total Stores	1,077	793	432	2,302

	26 Weeks Ended August 3, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$6,271	$9,290	$1,762	$17,323

Cost of sales, buying and occupancy	4,857	6,837	1,287	12,981
Gross margin dollars	1,414	2,453	475	4,342
Gross margin rate	22.5%	26.4%	27.0%	25.1%

Selling and administrative	1,460	2,556	493	4,509
Selling and administrative expense as a percentage of total revenues	23.3%	27.5%	28.0%	26.0%
Depreciation and amortization	66	262	50	378
Impairment charges	—	8	—	8
Gain on sales of assets	(28)	(46)	(181)	(255)
Total costs and expenses	6,355	9,617	1,649	17,621
Operating income (loss)	$(84)	$(327)	$113	$(298)

Number of:
Kmart Stores	1,195	—	—	1,195
Full-Line Stores	—	791	118	909
Specialty Stores	—	50	343	393
Total Stores	1,195	841	461	2,497

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	August 2, 2014				August 3, 2013
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(142)	$(318)	$(54)	$(514)	$(56)	$(146)	$151	$(51)
Depreciation and amortization	24	110	18	152	33	129	25	187
Gain on sales of assets	(31)	(3)	—	(34)	(15)	(45)	(181)	(241)
Before excluded items	(149)	(211)	(36)	(396)	(38)	(62)	(5)	(105)

Closed store reserve and severance	27	7	6	40	8	2	—	10
Domestic pension expense	—	23	—	23	—	40	—	40
Impairment charges	2	3	15	20	—	—	—	—
Adjusted EBITDA	(120)	(178)	(15)	(313)	(30)	(20)	(5)	(55)

Lands' End separation	—	—	—	—	—	(23)	—	(23)
Adjusted EBITDA as defined(1)	$(120)	$(178)	$(15)	$(313)	$(30)	$(43)	$(5)	$(78)
% to revenues(2)	(4.1)%	(4.1)%	(1.9)%	(3.9)%	(0.9)%	(1.0)%	(0.5)%	(0.9)%

	26 Weeks Ended
	August 2, 2014				August 3, 2013
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(240)	$(514)	$(135)	$(889)	$(84)	$(327)	$113	$(298)
Depreciation and amortization	47	224	36	307	66	262	50	378
(Gain) loss on sales of assets	(52)	(29)	1	(80)	(28)	(46)	(181)	(255)
Before excluded items	(245)	(319)	(98)	(662)	(46)	(111)	(18)	(175)

Closed store reserve and severance	36	7	25	68	16	5	2	23
Domestic pension expense	—	45	—	45	—	81	—	81
Impairment charges	2	8	15	25	—	8	—	8
Adjusted EBITDA	(207)	(259)	(58)	(524)	(30)	(17)	(16)	(63)

Lands' End separation	—	(10)	—	(10)	—	(41)	—	(41)
Adjusted EBITDA as defined(1)	$(207)	$(269)	$(58)	$(534)	$(30)	$(58)	$(16)	$(104)
% to revenues(2)	(3.6)%	(3.2)%	(3.9)%	(3.4)%	(0.5)%	(0.7)%	(0.9)%	(0.6)%

(1) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(2) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 2, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Gross margin impact	$1,742	$—	$11	$—	$—	$—	$1,753
Selling and administrative impact	2,118	(23)	(29)	—	—	—	2,066
Depreciation and amortization impact	152	—	(1)	—	—	—	151
Impairment charges impact	20	—	(20)	—	—	—	—
Gain on sales of assets impact	(34)	—	—	10	—	—	(24)
Operating loss impact	(514)	23	61	(10)	—	—	(440)
Interest and investment income impact	32	—	—	—	(23)	—	9
Income tax expense impact	(32)	(9)	(22)	4	6	236	183
Loss attributable to noncontrolling interest impact	8	—	(7)	—	8	1	10
After tax and noncontrolling interest impact	(573)	14	32	(6)	(9)	237	(305)
Diluted loss per share impact	$(5.39)	$0.13	$0.30	$(0.06)	$(0.08)	$2.23	$(2.87)

	13 Weeks Ended August 3, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted - Reported	Lands' End Separation	As Adjusted(1)
Gross margin impact	$2,186	$—	$7	$—	$—	$2,193	$(126)	$2,067
Selling and administrative impact	2,291	(40)	(3)	—	—	2,248	(103)	2,145
Depreciation and amortization impact	187	—	(1)	—	—	186	(5)	181
Gain on sales of assets impact	(241)	—	—	235	—	(6)	—	(6)
Operating loss impact	(51)	40	11	(235)	—	(235)	(18)	(253)
Income tax expense impact	(30)	(15)	(4)	89	65	105	7	112
Income attributable to noncontrolling interest impact	(67)	—	—	88	—	21	—	21
After tax and noncontrolling interest impact	(194)	25	7	(58)	65	(155)	(11)	(166)
Diluted loss per share impact	$(1.83)	$0.24	$0.07	$(0.55)	$0.61	$(1.46)	$(0.10)	$(1.56)

(1) Adjusted to reflect the results of the Lands' End business that were included in our results prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 2, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Gain on Sale of Canadian Joint Venture	Tax Matters	Lands' End Separation	As Adjusted(1)
Gross margin impact	$3,570	$—	$18	$—	$—	$—	$(87)	$3,501
Selling and administrative impact	4,207	(45)	(50)	—	—	—	(77)	4,035
Depreciation and amortization impact	307	—	(1)	—	—	—	(3)	303
Impairment charges impact	25	—	(25)	—	—	—	—	—
Gain on sales of assets impact	(80)	—	—	23	—	—	—	(57)
Operating loss impact	(889)	45	94	(23)	—	—	(7)	(780)
Interest and investment income impact	36	—	—	—	(23)	—	—	13
Income tax expense impact	(29)	(17)	(32)	9	6	394	3	334
Loss attributable to noncontrolling interest impact	48	—	(14)	—	8	(9)	—	33
After tax and noncontrolling interest impact	(975)	28	48	(14)	(9)	385	(4)	(541)
Diluted loss per share impact	$(9.17)	$0.26	$0.45	$(0.13)	$(0.08)	$3.62	$(0.04)	$(5.09)

	26 Weeks Ended August 3, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted - Reported	Lands' End Separation	As Adjusted(1)
Gross margin impact	$4,342	$—	$15	$—	$—	$4,357	$(258)	$4,099
Selling and administrative impact	4,509	(81)	(8)	—	—	4,420	(217)	4,203
Depreciation and amortization impact	378	—	(2)	—	—	376	(11)	365
Impairment charges impact	8	—	(8)	—	—	—	—	—
Gain on sales of assets impact	(255)	—	—	235	—	(20)	—	(20)
Operating loss impact	(298)	81	33	(235)	—	(419)	(30)	(449)
Income tax expense impact	(21)	(30)	(13)	89	170	195	12	207
Income attributable to noncontrolling interest impact	(54)	—	(1)	88	—	33	—	33
After tax and noncontrolling interest impact	(473)	51	19	(58)	170	(291)	(18)	(309)
Diluted loss per share impact	$(4.46)	$0.49	$0.18	$(0.55)	$1.60	$(2.74)	$(0.17)	$(2.91)

(1) Adjusted to reflect the results of the Lands' End business that were included in our results prior to the separation.